Exhibit 99.1

Regal Entertainment Group Declares Extraordinary
Cash Dividend of $2.00 per Share

Knoxville, Tennessee — March 5, 2007 — Regal Entertainment Group (NYSE: RGC), a leading motion picture exhibitor owning and operating the largest theatre circuit in the United States, declared an extraordinary cash dividend of $2.00 per share of Class A and Class B common stock.

Regal’s Board of Directors declared an extraordinary cash dividend of $2.00 per Class A and Class B common share, payable on April 13, 2007, to stockholders of record on March 28, 2007.  Regal will fund the special dividend from a portion of the net proceeds (estimated at $445 million after current taxes) it received in connection with National CineMedia’s initial public offering completed on February 13, 2007.  Company management and Regal’s Board of Directors will continue to evaluate other corporate uses for the remainder of the proceeds including, but not limited to, potential acquisition opportunities.

Today’s announcements will not affect the previously announced dividend of $0.30 per Class A and Class B common share, payable on March 19, 2007, to stockholders of record on March 9, 2007.  The Company intends to pay a regular quarterly dividend for the foreseeable future at the discretion of the Board of Directors depending on available cash, anticipated cash needs, overall financial condition, loan agreement restrictions, future prospects for earnings and cash flows as well as other relevant factors.

“Regal is pleased to announce an extraordinary dividend of $2.00 per share of Class A and Class B common stock,” stated Mike Campbell, CEO of Regal Entertainment Group.  “In addition, our intention to maintain our regular quarterly dividend of $0.30 per share of Class A and Class B Common Stock and to focus on accretive acquisitions, further illustrates our belief in the Company’s ability to generate significant free cash flow and our commitment to providing value to our stockholders,” Campbell continued.

Forward-looking Statements:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included herein, other than statements of historical fact, may constitute forward-looking statements.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the risk factors contained in the Company’s 2006 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2007.  All forward-looking statements are expressly qualified in their entirety by such factors.

About Regal Entertainment Group

Regal Entertainment Group (NYSE: RGC) is the largest motion picture exhibitor in the world. The Company’s theatre circuit, comprising Regal Cinemas, United Artists Theatres and Edwards Theatres, operates 6,403 screens in 539 locations in 39 states and the District of Columbia.  Regal operates approximately 18% of all indoor screens in the United States including theatres in 43 of the top 50 U.S. markets and growing suburban areas. We believe that the size, reach and quality of the Company’s theatre circuit not only provide its patrons with a convenient and enjoyable movie-going experience, but is also an exceptional platform to realize economies of scale in theatre operations.

Additional information is available on the Company’s Web site at www.REGmovies.com.

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Financial Contacts:	Media Contact:
Don De Laria	Dick Westerling
Regal Entertainment Group	Regal Entertainment Group
Vice President — Investor Relations	Senior Vice President - Marketing
865-925-9685	865-925-9539
don.delaria@REGmovies.com	dick.westerling@REGmovies.com